Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is entered into as of November 6, 2011, between WILLIAM P. LIVEK (“Executive”) and RENTRAK CORPORATION, an Oregon corporation (“Corporation”).

WHEREAS, Executive and Corporation are parties to an Employment Agreement dated as of June 15, 2009 (the “Agreement”);

WHEREAS, Executive and Corporation desire to enter into this Amendment in order to secure Executive’s services to the Corporation over a longer term of employment than is provided in the Agreement, and containing the additional terms set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other valuable consideration, the parties hereby agree as follows:

1. Term. Section 1.2 of the Agreement is amended to provide that the Term will expire on June 30, 2015.

2. Authority. Section 1.3 of the Agreement shall be amended to provide that Executive may, in his capacity as Chief Executive Officer, hire and fire employees at his discretion, subject to the Corporation’s bylaws.

3. Amendment of Equity Awards. Following execution of this Amendment, Executive’s existing Restricted Stock Unit Awards shall be amended to provide that the opportunity to vest under the modified EBITDA goals and the share price goals shall continue until March 31, 2015, and that such Awards shall no longer be forfeited upon termination of employment. In addition, the Restricted Stock Unit Awards, Executive’s existing Stock Settled Appreciation Rights (the “SSARs”), and Executive’s existing stock options shall be amended to reflect the terms set forth in Section 5 hereof.

4. Amendment of “Cause” Definition. Section 5.3 of the Agreement is amended in its entirety to provide as follows:

Corporation may terminate Executive’s employment under this Agreement for Cause at any time. For purposes of this Agreement, “Cause” means: (i) Executive’s material breach of his fiduciary obligations to the Corporation through actions taken or omitted in bad faith and without a reasonable belief that such actions or omissions would directly or indirectly benefit the Corporation; (ii) Executive’s material breach of Sections 3 or 4 of this Agreement; and (iii) Executive’s conviction of a crime involving fraud, theft, embezzlement or moral turpitude. Except as specifically provided below, no actions or omissions described in (i) or (ii), above, shall constitute Cause if, within 30 days of receipt of written notice from Corporation describing such prohibited actions or omissions, Executive stops taking such prohibited actions, or takes the actions omitted. The foregoing sentence shall not apply to (A) any action which is described in (i) or (ii) (“Prohibited Action”) to which the immediately preceding sentence had been applied during the previous 12 month period; or (B) any Prohibited Action which the Corporation proves, by clear and convincing evidence (considering only evidence that would be admissible under the Federal Rules of Civil Procedure, and which is not based on conjecture or speculation) in an arbitration proceeding conducted in accordance with Section 8(b), to have been the principal cause of substantial and irreversible damage to the Corporation.

5. Termination Without Cause or for Good Reason. Section 6.2 of the Agreement is amended in its entirety to provide as follows:

In the event that prior to the expiration of the Term, Corporation terminates Executive’s employment with Corporation without Cause under Section 5.5 or Executive terminates his employment for Good Reason under Section 5.4, Executive will be entitled to the amounts described in Section 6.1. Executive will also be entitled to be paid, in a lump sum payable within 30 days following termination (i) a payment in respect of bonus equal to $100,000 for each fiscal year ending during the Term after the date of termination plus a prorated portion of such amount for any portion of a fiscal year immediately preceding the end of the Term, and (ii) an amount equal to Executive’s then-current base salary calculated through the end of the Term, less any amount payable to Executive pursuant to Section 6.1(b). In addition, to the extent not previously vested and as reflected in the Stock Option Award Agreement, the Stock-Settled Stock Appreciation Rights Award Agreement and the Restricted Stock Unit Award Agreement, and in any other stock option award agreement, (a) restricted stock units covered by the Restricted Stock Unit Award shall vest and shares of Common Stock will be issued to Executive, subject to Sections 6.4 and 6.5 below, free of any restrictions, in the amount of 120,000 shares if termination occurs on or after April 1, 2011 and on or prior to March 31, 2012, less any shares of Common Stock that had previously vested under the terms of the Restricted Stock Unit Award Agreement (such amount actually issued to be credited against any Restricted Stock Unit Awards that vest post-termination), and any remaining unvested Restricted Stock Unit Awards will cease to be subject to forfeiture based on termination of employment and will continue to be eligible to vest according to their terms based on the extent to which the Corporation achieves: (1) the Modified EBITDA goals specified in Section 2.4.1 of the Restricted Stock Unit Award Agreement during the fiscal periods specified therein; (2) the Share Price Goals specified in Section 2.4.2 of the Restricted Stock Unit Award Agreement, but with “Restriction Period 4” amended to mean the period commencing on the Grant Date and ending on March 31, 2015; and (3) a Change in Control Transaction meeting the per-share price thresholds specified in Section 2.4.3, but with “Restriction Period 4” amended to mean the period commencing on the Grant Date and ending on March 31, 2015, in each case as though Executive had continued to be employed for the full Term (i.e., Section 2.6 of the Restricted Stock Unit Award Agreement is modified by eliminating cessation of employment under the circumstances referred to above as a basis for forfeiting unvested Restricted Stock Unit Awards), and (b) any unvested stock options and SSARs held by Executive will immediately vest and become exercisable in full. Corporation’s obligations to pay the amount specified in this Section 6.2 and in Section 6.1(b), and to accelerate or continue vesting of the stock options, SSARs and Restricted Stock Unit Award as described above are expressly conditioned on (A) Executive’s execution of a release (in the form attached to this Agreement as Appendix 6.2, with such modifications specifically in response to changes in applicable law as counsel for Corporation determines to be reasonably necessary or desirable to ensure effective release of all claims) of any and all claims that Executive may hold through the date such release is executed against Corporation or any of its subsidiaries or affiliates, and (B) the expiration of any applicable revocation period specified in such release without revocation of the release by Executive. Executive acknowledges that the potential to vest the Restricted Stock Unit Awards following termination of employment is a benefit to Executive, and that there is no assurance that the Corporation will be operated during such post-termination period in a manner to achieve such vesting.

6. Arbitration Procedure. Section 8(b) of the Agreement is amended in its entirety to provide as follows:

(b) After exhausting the informal dispute resolution process under Section 8(a) above, upon the request of any party, or in the case of a claim by the Corporation under Section 5.3 that the Executive engaged in Prohibited Action that was the principal cause of substantial and irreversible damage to the Corporation, the dispute will be submitted to and settled by final and binding confidential arbitration. The arbitrator for any such proceeding shall be selected as provided in Section 8(c). The Federal Arbitration Act shall apply to all such disputes. The applicable procedural rules shall be the Commercial Arbitration Rules of the American Arbitration Association, including the Optional Rules for Emergency Measures of Protection, provided that the arbitrator shall consider only evidence that would be admissible under the Federal Rules of Civil Procedure. The arbitration will be conducted in Portland, Oregon. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award or Section 5.3 determination of the arbitrator shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator, upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator shall provide a concise written statement of reasons for the award or Section 5.3 determination. The arbitration award shall be final and binding upon the parties and may be submitted to any court having jurisdiction to be confirmed and judgment on it may be entered and enforced.

7. Selection of Arbitrator. The Agreement is amended by adding Section 8(c) which shall read in its entirety to provide as follows:

(c) The Corporation and the Executive shall each select an arbitrator. The arbitrators so selected shall, within 30 days, select a neutral arbitrator acceptable to each of the arbitrators selected by Corporation and Executive, who shall conduct the arbitration proceedings and issue the award or Section 5.3 determination. If the arbitrators selected by the parties fail to select a neutral arbitrator within 30 days, an arbitrator shall be appointed as provided in the Commercial Arbitration Rules of the American Arbitration Association.

8. General. Except as specifically amended hereby, the Agreement shall continue in force and effect under its existing terms.

The parties have executed this Amendment as of the date stated above.

RENTRAK CORPORATION

/s/ William P. Livek	By:	/s/ David I. Chemerow
William P. Livek	Name: David I. Chemerow
Its: Chief Operating Officer and Chief
Financial Officer and Secretary